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                                                            Exhibit No. 99(g)
FOR IMMEDIATE RELEASE

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Company Contact:                            Contact:
----------------                            --------

Investor Relations                          Investor Relations
Leeny Oberg, VP                             John D. Lovallo, SVP
Sodexho Marriott Services, Inc.             Makovsky & Company
(301) 380-2745                              (212) 508-9600
Media Relations                             Media Relations
Steve Brady, SVP, Corporate Comm.           Tom Reno, SVP
Sodexho Marriott Services, Inc.             Makovsky & Company
(301) 380-3953                              (212) 508-9600

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              SODEXHO MARRIOTT SERVICES, INC. BEGINS "REGULAR-WAY"
                     TRADING ON THE NEW YORK STOCK EXCHANGE

                      Trading Under the Stock Symbol "SDH"

         BETHESDA, Maryland, March 30, 1998 -- Sodexho Marriott Services, Inc. (NYSE:SDH) announced today it has begun "regular-way" trading on the New York Stock Exchange under the symbol "SDH". The Company had been trading on a "when-issued" basis since March 24, 1998.

         Sodexho Marriott Services, the largest provider of outsourced food and facilities management in North America, was created through the combination of the North American operations of Sodexho Alliance, S.A. and Marriott Management Services. This combination was completed concurrently on March 27, 1998, with the tax-free spin-off of Marriott International Inc. (NYSE:MAR) lodging, senior living services and distribution service business. Sodexho Marriott Services, which has over 4,800 client relationships, offers a variety of outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, and integrated facilities management to the corporate, health care and education markets.

                                    - more -

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         Charles D. O'Dell, President and Chief Executive Officer commented,
"Today marks the beginning of an exciting period, with exceptional opportunities for Sodexho Marriott Services. Our people are moving forward with a focused strategy to expand our leadership position in outsourced services." Mr. O'Dell continued, "The North American food and facilities management service industry is a $157 billion market, of which only 17% is contracted to service providers. As the industry leader, Sodexho Marriott Services is well positioned to meet the needs of the expanding marketplace."

         Sodexho Marriott Services is one of the top 50 employers in the United States with 100,000 employees and managing an additional 60,000 employees on behalf of its clients. On a pro forma basis, 1997 calendar year sales would have been over $4.1 billion and earnings before interest, taxes, depreciation and amortization (EBITDA) would have been $240 million.

         Sodexho Marriott Services, Inc. is the largest provider of outsourced food and facilities management in North America, with more than 4,800 clients and annual sales in excess of $4 billion.


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